UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2019
FOSSIL GROUP, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	0-19848 (Commission File Number)	75-2018505 (IRS Employer Identification No.)
901 S. Central Expressway Richardson, Texas (Address of principal executive offices)	75080 (Zip Code)
Registrant’s telephone number, including area code (972) 234-2525
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2019, Fossil Group, Inc. (the “Company”) informed Mr. John White, Executive Vice President and Chief Operating Officer, that his position with the Company was being eliminated in connection with the Company’s ongoing New World Fossil restructuring program. Mr. White will remain employed with the Company through March 8, 2019. Mr. White had previously entered into an Executive Severance Agreement with the Company effective January 4, 2016 (the “Agreement”).

Pursuant to the Agreement, Mr. White is entitled to certain benefits (“Severance Benefits”) upon his “separation from service” as defined in the Internal Revenue Code (“Termination of Service”) by the Company without Cause (as defined in the Agreement), provided that (i) he is in compliance with all restrictive covenants in any written agreement between Mr. White and the Company, and (ii) he has executed and delivered a release of claims prepared by the Company within 50 days following the date of Termination of Service (the “Termination Date”).
Pursuant to the Agreement, upon Mr. White’s Termination of Service by the Company without Cause, Mr. White will be entitled to the following Severance Benefits under the Agreement: (i) 18 months of current base salary in effect at the Termination Date, payable in 39 equal installments over an 18 month period in accordance with the Company’s normal payroll practices; (ii) the following cash bonuses under any cash bonus plan for which Mr. White was eligible on the Termination Date: (x) a pro-rata amount payable in a lump sum, of the target bonus Mr. White would have received for the 2019 fiscal year under such cash bonus plan, and (y) 1.5 times the full target bonus for which Mr. White was eligible, payable in 39 equal installments over an 18 month period in accordance with the Company’s normal payroll practices; (iii) any outstanding non-performance-based restricted stock unit and stock appreciation right awards granted pursuant to the Company’s 2008 Long-Term Incentive Plan (the “2008 Plan”) or the Company’s 2016 Long-Term Incentive Plan (the “2016 Plan”), will continue to vest for an additional 18 months, to the same extent such awards would have otherwise vested had Mr. White remained employed during such period; (iv) any outstanding performance shares granted pursuant to the 2008 Plan or the 2016 Plan, will vest pro-rata, as set forth in the Agreement; and (v) all vested stock appreciation rights will be exercisable until the earlier of (x) the expiration date of such award or (y) 24 months from the Termination Date.
The terms and conditions of the Fossil Group 2018 Excellence Bonus Plan Executive Level shall exclusively govern any right of Mr. White to receive a bonus for 2018.

In addition, the Agreement provides that the Company will pay Mr. White on a monthly basis, an amount equal to the Company-paid portion of the health insurance premiums that were paid by the Company on behalf of Mr. White immediately prior to the Termination Date to be used by Mr. White to purchase health coverage for a period of 18 months from the Termination Date or until Mr. White becomes eligible to participate in another employer’s health care plan, whichever date is earlier.
The Agreement contains non-competition and non-solicitation provisions pursuant to which Mr. White will be prohibited from competing with, or soliciting clients, manufacturers or suppliers of, the Company and its affiliates and from soliciting any of the Company’s or its affiliates’ employees or independent contractors for 18 months following Mr. White’s Termination Date.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on January 8, 2016 and is hereby incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSSIL GROUP, INC.
Date: February 28, 2019	By: /s/ Randy S. Hyne
Name: Randy S. Hyne
Title: Vice President, General Counsel and Secretary